Exhibit 4.13

Free translation

Certain information has been omitted from the exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed. The omissions have been indicated by (“[***]”).

EQUIPMENT LEASE AGREEMENT

FV-ASS-CLE-0071

SENDAS DISTRIBUIDORA S.A.

AND

GREENYELLOW DO BRASIL ENERGIA E SERVIÇOS LTDA.

São Paulo, April 29, 2019.

Between

I. GreenYellow do Brasil Energia e Serviços Ltda., a limited liability company with its principal place of business located at Rua Capitão Pinto Ferreira, 187, Jardim Paulista, in the City of São Paulo, CEP (postcode) 01423-020, State of São Paulo, enrolled with the Brazilian Corporate Taxpayers’ Register of the Ministry of Finance (CNPJ/MF) under No. 20.993.615/0001-73, hereinafter referred to as “LESSOR” or “GY BRASIL”:

and

II. Sendas Distribuidora S.A., a corporation with its principal place of business located at Rua João Antônio Sendas, 286 - part, City of São João de Meriti, State of Rio de Janeiro, enrolled with the CNPJ/MF under No. 06.057.223/0001-71, hereinafter referred to as “LESSEE” or “ASSAI”.

LESSOR and LESSEE, which are hereinafter referred to individually as “PARTY” and jointly as “PARTIES”, have agreed to enter into this Equipment Lease AGREEMENT (“AGREEMENT”) in accordance with the following assumptions and considerations:

Whereas:

1. LESSEE is interested in increasing predictability and control over the costs with electricity of ASSAI Londrina Establishment in Londrina, State of Paraná.

2. LESSOR, a company which is part of the Casino Group, is aware of the relevance of efficient electricity use and develops solutions and facilities with the purpose of reducing, optimizing and keeping track of electricity use of commercial and logistical real properties. The PV Systems solution enables predictability and better management of the electric power cost for the Establishment.

3. LESSOR is a company specialized in the development of PV Systems, installation and lease of Equipment, as well as in the implementation of other solutions aiming at reducing, optimizing and keeping track of the use of electricity in commercial real properties. To perform such projects, it counts on specialized people and materials and on all licenses necessary for its activities, and it has been duly organized and is qualified under the laws in force to perform such projects.

4. LESSOR, before the date of execution of this AGREEMENT and during the “Study Phase”, submitted to LESSEE a project involving the PV Systems that LESSOR could implement at the Establishment. The photovoltaic systems are implemented based on the laws in force, notably ANEEL Normative Resolution No. 482 of April 17, 2012, as amended by Normative Resolution No. 687 of November 24, 2015 (“ANEEL Resolution”).

5. The PV Systems subject-matter of this AGREEMENT has been designed by LESSOR: (i) with the purpose of implementing them at LESSEE’s Establishment, pursuant to this AGREEMENT; and (ii) taking into consideration LESSEE’s electricity consumption, as well as the particularities of the electric power use at LESSEE’s facilities.

6. The PARTIES decided to enter into this AGREEMENT, which sets forth the terms and conditions according to which LESSOR shall lease to LESSEE the Equipment necessary for the operation of the PV Systems to be installed at the Establishment herein indicated.

7. On the same date of execution of this Agreement, the PARTIES will enter into an Operation and Maintenance service agreement (“O&M Agreement”) in order to establish the terms and conditions under which LESSOR shall operate and maintain the Equipment which is part of the PV Systems at the Establishment for the benefit of LESSEE.

8. LESSEE is fully aware that the payments agreed upon herein as consideration for the use and enjoyment of the Equipment also correspond to the investment made upon its acquisition by LESSOR. Thus, the lease shall last for the full term of effectiveness of this Agreement, with the provisions of the sole paragraph of section 473 of Law 10406 of January 10, 2002, as amended (“Brazilian Civil Code”) being applicable.

9. The PARTIES recognize, for all purposes, that LESSOR is the sole and exclusive owner of the Equipment and of all intellectual property rights arising from it, it being clear that LESSEE does not have authority, neither is it eligible to encumber or pledge the Equipment.

10. The PARTIES agree that LESSOR shall not pay any charge for the Area in which the PV System is installed.

11. The following annexes are part of this AGREEMENT after executed and initialed by the PARTIES:

-    Annex A: Description of the Equipment

-    Annex B: Technical Commissioning Procedure

-    Annex C: Rent and Rent Adjustment Calculation Methodology

-    Annex D: Actual Electricity Availability

-    Annex E: LESSOR’s Current Account

12. This AGREEMENT revokes and supersedes any other previous oral or written contracts, proposals and/or agreements with the same SUBJECT MATTERS exclusively in relation to the Establishment, and this instrument shall prevail over any of them and may not be modified unless by means of an amendment executed by the PARTIES and by two (2) witnesses. This AGREEMENT shall not be construed as creating an association, consortium or partnership between the PARTIES or as imposing any corporate obligation or responsibility on any of the PARTIES.

THE PARTIES RESOLVE to enter into this AGREEMENT, which will be governed by the following sections and conditions:

1. DEFINITIONS AND RULES OF CONSTRUCTION

1.1. For the purposes of this AGREEMENT, except as otherwise expressly provided for or unless the context requires otherwise, the terms below used herein will have the following meanings.

“Acquirer” is a third-party company or an Affiliate that acquires the PV System pursuant to Section 10.

“Rent Adjustment” or “ARAn” is the adjustment of the annual Lease Price of Year n (LAn) calculated at the end of the month following each anniversary of the Photovoltaic System Commissioning in year “n”. This adjustment will be made in order to take into account the Photovoltaic System electricity availability. The calculation of the Rent Adjustment is detailed in Annex C.

“Affiliate” is any company directly or indirectly controlled by the economic group of which it is a part and the corporate purpose of which is compatible with the compliance with the obligations defined in this AGREEMENT. It also means, in relation to any person, another person that, directly or indirectly, by means of one or more finders, controls, is controlled by or is under common control with such person. For the purposes of this definition, control shall be understood as: (i) the direct or indirect ownership of more than fifty percent (50%) of the capital stock or being the holder of rights that ensure, on a permanent basis, the majority of the votes in general meeting resolutions, as well as the power to elect the majority of the company’s managers; or (ii) the authority to direct or cause third parties to direct the administration and management policies of the company as a result of holding voting rights, agreements or in any other way.

“Rent” or “Lease” is the act of assigning or acquiring use or enjoyment of the Equipment for the time and price as determined in this AGREEMENT.

“Year 1” is the year of the date of execution of this Agreement.

“Area” is the area or surface within the Establishment in numbers designated for the installation of the PV System.

“Nominal Capacity” or “P0” is the peak installed capacity of the Photovoltaic System (in kilowatts peak (kWp)).

“Agreement” means this Equipment Lease Agreement FV-ASS-CLE-0071 and its Annexes.

“O&M Agreement” is the agreement that the PARTIES will enter into in order to establish the terms and conditions under which LESSOR shall operate and maintain the Equipment which is part of the PV Systems at the Establishment for the benefit of LESSEE.

“Commissioning Date” is the date on which the Photovoltaic System was commissioned by LESSOR, stated in Annex B. In other words, it corresponds to the date on which the Photovoltaic System starts to generate electricity to be used by the Establishment, as a result of the connection between the Equipment and the public utility electric system.

“Early Termination Date” is the date on which one of the PARTIES notifies the other by informing termination of this AGREEMENT earlier than the date provided for it.

“Incident Definition” is an event that affects the capacity of the photovoltaic (PV) plant or of any part of it to produce and deliver electricity.

“PV Plant Actual Availability” or “AVAILn” is the Actual Electricity Availability of the PV power plant calculated in a percentage (%) according to Annex D to this AGREEMENT.

“Technical Electricity Availability” is the value of the guaranteed availability of the plant, fixed at ninety-eight percent (98%).

“Calculated Generated Electricity Including Annual Degradation n” or “GEn” is the generated electricity including degradation in megawatt-hour (Mwh) calculated by simulation in the PVSyst program, version 6.44 or later, for each year n using the actual irradiation and the room temperature measured by the weather station. In the event of a failure at the local weather station, Irradiation data provided by satellite will be used.

“Actual Generated Electricity in Year n” or “GEactual,nA” is the actual electricity generated during availability times in year n identified by the gauge at the end of the measurement period and expressed in kilowatt-hour (kWh).

“Electricity Generated During Downtime in Year n” or “GEactual,nD” is the actual Generated Electricity during downtime in year n identified by the gauge at the end of the measurement period and expressed in kilowatt-hour (kWh); see Annex D.

“Establishment” is LESSEE’s branch enrolled with the CNPJ/MF under No. 06.057.223/0247-80, located at Avenida Tiradentes, 4650, Block 104, Lot 104-1, Part I, Jardim Rosicler, City of Londrina, State of Paraná, where the PV System is to be installed.

“Equipment” is the set of components that form the PV System which are identified in Annex A and leased to LESSEE pursuant to this AGREEMENT.

“Collective Protective Equipment” or “CPE” is every collective device or system intended for preserving workers’ and third-parties’ physical integrity and health.

“Personal Protective Equipment” or “PPE” is every device or product to be individually used by workers, intended to protect them against risks that may pose a threat to their safety and health.

“Study Phase” is the phase in which LESSOR conducted a feasibility study encompassing a preliminary technical-financial dimensioning of the PV System and demonstrating benefits in electricity savings at the Establishment. Its purpose is to show the expectation of generation, by the PV System during the Lease Term, of a global reduction in the electricity cost projected for the Establishment, as well as provide better management and predictability of such electricity costs.

“Installation Phase” is the period during which the Equipment will be installed at the Establishment.

“Extraordinary Climate Event” is that the probability of occurrence of which is very low and induces a behavior in the PV System which deviates from the theoretical model. The criteria to qualify the Extraordinary Climate Event during the Testing Period are as follows:

(i) Storm/hailstorm: notice by communication from the official local meteorology agency or by surveillance procedure issued by the municipal government. If a storm is not subject to a surveillance procedure by the municipal government, wind speed may serve as an objective reference to both parties, which will jointly validate it.

(ii) Anomalous rainfall: it shall be justified by a survey of meteorological data attesting the exceptional event or its consequences (floods...).

“Simulation Tool” is the PVSyst program in version 6.44 or later.

“Theoretical Electricity Generation of Year n” or “GEtheo.n” is the theoretical electricity generation in year n expressed in kilowatt-hour (kWh).

“Real Estate Property” is the real estate property where the Establishment is located.

“General Market Price Index in Year n” or “IGP-Mn” is determined on the anniversary of year n, disclosed by Getulio Vargas Foundation or by the index that may replace it, always within the shortest periodicity permitted by law.

“General Market Price Index in Year 0” or “IGP-M0” is determined on the Commissioning Date, disclosed by Getulio Vargas Foundation or by the index that may replace it, always within the shortest periodicity permitted by law.

“Irradiation” or “Ir” is the standard solar irradiation (reference value: 1 kW/m2).

“Total Solar Irradiation” or “Gi” is the total solar irradiation over the Technical Downtime Period measured by the average of the pyranometer installed at the same inclination as the module and calculated by the computerized monitoring system (in kilowatt-hour per square meter (kWh/m2)).

“Laws and Regulations” are the Brazilian laws and regulations of legal entities that serve as the basis for this AGREEMENT.

“Service Amount in Year n” or “SAn” is the annual amount to be paid for the service provision (O&M Agreement) as from the Commissioning Date and during year n expressed in Reais per year (BRL/year).

“Service Amount in Year 1” or “SAI” is the amount to be paid for the first year for the service provision (O&M Agreement) as from the Commissioning Date. The SAI amount is (BRL [***]).

“Subject Matter” is the purpose, reason why this AGREEMENT is entered into between the PARTIES.

“Production Losses During Technical Downtime” or “Losstu” is the difference between the electricity production which in theory should be produced during the Technical Downtime Period (Eth) and the Electricity Production produced and measured in the Photovoltaic System by the measurement system (GEactualn) during the Availability Period (in kilowatt-hour (kWh)).

“Accidental Downtime” has the meaning ascribed to it in Annex D.

“Technical Downtime Period” means all days on which the PV System did not generate electricity during the twelve (12) successive months of operation of the PV System.

“Availability Period” means the period of twelve (12) successive months of operation of the PV System as from the Commissioning Date.

“Performance Ratio” or “PR” is the quotient of the actual and theoretical production.

“Reference Performance Ratio” or “PRr” is calculated during the total thirty-(30-) day period, being the nearest 30 days before the start of the Technical Downtime Period, which is not affected by the Technical Downtime Period and/or Accidental Downtime.

“Lease Term” is the term during which LESSEE shall pay the Monthly Lease Price to LESSOR on a month-by-month basis.

“Production at the Beginning of Measurement in Year n” or “PBn” is the electricity production marked in the gauge at the initial measurement time and expressed in kilowatt-hour (kWh). The actual Generated Electricity will not take into consideration the auxiliary consumption during the non-Irradiation periods, particularly at night, in order to retain only the effective production of the PV System.

“Production at the End of Measurement in Year n” or “PEn” is the electricity production marked in the gauge at the measurement final time and expressed in kilowatt-hour (kWh).

“Theoretical Production of the First Year” or “PR1” is the theoretical production of electricity as from the Commissioning Date, including the modules degradation, contained in Annex C.

“Theoretical Electricity Production During Downtime” or “Eth” is the electricity that should, in theory, be produced during the Technical Downtime Period (in kilowatt-hour (kWh)), as calculated in Annex D.

“PV System” or “Photovoltaic System” means the distributed photovoltaic electricity micro- and mini-generation system designed by LESSOR for installation at the Establishment by using the Equipment, which will be leased under this AGREEMENT.

“Early Termination Fee” is the amount corresponding to the remaining balance related to the pending installments of the Lease Amount and of the Service Amount as set forth in the O&M Agreement.

“SELIC Rate” is the rate calculated by the weighted and adjusted average of the financial operations over one day, backed by federal government bonds and processed in the Special System for Settlement and Custody - SELIC, expressed as a percentage per year of two hundred fifty-two (252) business days, calculated and disclosed by the Central Bank Information System.

“Total Rate1” is the total amount, TE + TUSD except for the cap, with no flags, including ICMS (Goods and Services Tax) and PIS/COFINS (Social Security Financing Tax), of the electricity purchased by the Establishment on the Commissioning Date.

a.	On the date of execution of this Agreement, the Total Rate1 is established at [●] of Reais per kWh ([***]/kWh).

b.	If the Commissioning Date does not fall between the date of execution of the Agreement and the date of review of ANEEL CONFIRMATORY RESOLUTION regarding the Electricity Concessionaire of the Establishment, such rate may be adjusted for inflation on the Commissioning Date based on the review in force of ANEEL CONFIRMATORY RESOLUTION and will also imply the review of the contractual amounts in order to keep the discount of Year I of the Agreement.

“Lease Price of Year n” or “LAn” is the annual amount to be paid for the Rent as from the Commissioning Date and during year n expressed in BRL/year.

“Monthly Lease Price“ or “LAi,n” is the Lease Price of Year n divided by 12 in relation to the 12 installments of year n to be paid as Rent. And i is a variable from 1 to 12. Expressed in BRL/month.

“Lease Price of Year 1” or “LP1” is the amount to be paid for the first year as from the Commissioning Date. The LP1 amount is [***] (BRL [***]).

2. SUBJECT MATTER AND PURPOSE OF THE AGREEMENT

2.1. Subject Matter. The Subject Matter of this AGREEMENT is the establishment of the terms and conditions of the Lease of Equipment which is part of the PV System of 217.6 kWp by LESSOR to LESSEE at the Establishment, for the Lease Term.

2.2. Establishment. The PARTIES agree that the Establishment mentioned in this AGREEMENT is a LESSEE’s branch enrolled with the CNPJ/MF under No. 06.057.223/0247-80, located at Avenida Tiradentes, 4650, Block 104, Lot 104-1, Part 1, Jardim Rosicler, City of Londrina, State of Paraná.

2.3 Purpose. The PARTIES agree that the purpose of the Lease of the Equipment which is part of the PV System is to operate and implement the mini generation of photovoltaic electricity at the Establishment.

2.4. Preparation for the execution of this AGREEMENT. The PARTIES agree that previously to executing the AGREEMENT and during the “Study Phase”, LESSOR presented to LESSEE the PV System which LESSOR could implement at the Establishment. Such presentation encompassed the conduction of studies by LESSOR, which also borne the respective costs on an exclusive basis.

3. LEASE TERM

3.1. Term of the AGREEMENT and Lease Term. The PARTIES agree that this AGREEMENT will be effective as from the date of its execution, and the Lease Term will be effective for twenty-five (25) years as from the Commissioning Date, as defined in the Technical Commissioning Procedure contained in Annex B.

3.2 AGREEMENT Renewal. At the end of the Lease Term, the AGREEMENT may be renewed for subsequent annual periods, at the discretion of the PARTIES, by means of a contractual addendum.

3.3. End of the Lease Term. Upon the end of the Lease Term, as set forth in Section 3.2 above, the PARTIES will negotiate the removal of the Equipment as is.

4. LESSOR’S RESPONSIBILITIES

4.1. Acquisition of the Equipment by LESSOR. LESSOR will acquire the Equipment from national or foreign manufacturers and suppliers freely chosen by it.

4.2. Severability. Once the payments are made, the LESSOR will not be exempted from its responsibilities and/or obligations, neither shall it imply full or partial approval of the obligations arising from this AGREEMENT.

4.3. Guaranteed discount. LESSOR guarantees that the sum of the Lease Price of Year 1 and the Service Amount in Year 1 (amount due by LESSEE to LESSOR as a result of the service provision subject-matter to the O&M Agreement), for the first year of this AGREEMENT, will correspond to [***]%of consumption in the electricity bill considering the power tariff on the PV System Commissioning Date as defined in Section 1 and in Annex C.

4.4. Compliance with regulations. LESSOR undertakes, on all stages necessary for the performance of the Subject Matter of this AGREEMENT, to:

(i) Meet all applicable legal requirements, including compliance with the Laws and Regulations, as well as follow all orders and decrees issued by agencies with jurisdiction or authority over the Subject Matter of this AGREEMENT, being responsible for submitting its occasional subcontractors to the above-mentioned Laws and Regulations, as well as to this AGREEMENT;

(ii) Obtain and keep all authorizations and permissions necessary for compliance with the Subject Matter at all stages: and

(iii) Respect third-party rights, such as intellectual property rights, commercial and industry secrets, right to image, right to honor, right to privacy, among others, and LESSOR is the sole responsible for any violation of such rights.

4.4.1. LESSOR may be requested by LESSEE at any time to submit supporting documentation and evidence compliance with its obligations, including compliance with the Laws and Regulations. LESSOR undertakes to provide to LESSEE such clarifications, documents, information and explanations as requested, with all appropriate proofs, and with the required level of accuracy and integrity, within the shortest term possible.

4.5. Responsibility during the Installation Phase. LESSOR undertakes to:

(i) Select and acquire the Equipment which is part of the PV System to be leased and installed at the Establishment, according to Section 4.4;

(ii) Bear the costs and assume responsibility for the investments and adjustments that may be necessary to adapt the Establishment to receive the PV System, provided that previously agreed upon with LESSEE;

(iii) Perform its activities in accordance with the applicable rules in force;

(iv) Manage and provide for, on its own account or on account of third parties, the receipt, storage and installation of the Equipment which is part of the PV System in compliance with the market best practices and at the cost of LESSOR, observing LESSEE’s internal policies; and

(v) Minimize the impact of the works on the Establishment activities and respect any operating restrictions of the Establishment. For such, LESSOR undertakes to send a notice to LESSEE requesting the authorizations for the performance of the necessary procedures, and LESSEE shall respond within five (5) days from the receipt of the notice. If LESSEE does not meet the term above, the initial date of the Lease will be postponed until disclosed by LESSEE. No penalty or fine will be incurred as a result of such failure to meet the term.

4.6. LESSOR’s General Responsibilities. LESSOR undertakes to:

(i) Deliver, receive and store the Equipment at the Establishment;

(ii) Submit to LESSEE, at the formally informed address and sector, the invoices regarding the Equipment Lease;

(iii) Request in advance and in writing to LESSEE, whenever necessary, all rules, specifications or other documents necessary for the Equipment Lease. LESSOR may not delay or interrupt the Equipment Lease due to LESSEE’s failure to provide such information and/or documents, provided that, at LESSOR’s sole discretion, such requested information and/or documents are not necessary to start or continue the Equipment Lease.

5. LESSEE’S RESPONSIBILITIES

5.1. Responsibilities for inherent risks. LESSEE, at the time of the Lease and beginning of the power generation operation dully agreed upon between the Parties, will take out insurance against risks inherent to the Photovoltaic installation, without prejudice to the guarantees against defects provided by LESSOR herein, including, among others:

●	Risk of electric shock;
●	Risk of fire;
●	Mechanical-physical risk of the installation;
●	Safety risk: sharp elements (glass, metals).

5.2. Clarification on inherent risks. Considering that the Equipment will remain, during the term of this AGREEMENT, in a real estate property occupied by LESSEE and that, thus, the Equipment will be under its possession and protection during the term of this AGREEMENT, LESSEE assumes responsibility for the risks inherent to it during the entire term of this AGREEMENT under Section 5.1 above, and it shall thus take out appropriate insurance for it. LESSEE, as the lessee of the Equipment, will be entitled to benefit from the Equipment only within the limits of the terms and conditions herein established.

5.3. Responsibility during the Installation Phase. LESSEE undertakes to:

(i) Actively cooperate with the installation of the PV System at the Establishment as proposed by LESSOR;

(ii) Guarantee to LESSOR’s employees and to its representatives’ employees and/or subcontractors full access and availability to the Establishment, especially at the location where the Equipment will be installed, provided that previously scheduled and accompanied by a person appointed by LESSEE;

(iii) Make available an area to store the materials necessary for building the mini or micro-generation plant as a function of its availability as negotiated at design meetings with LESSOR. The area required to guarantee the swift progress of the works will be negotiated between LESSOR, LESSEE and the company designated by LESSEE or its representative;

(iv) Guarantee that the material stored for the photovoltaic installation shall not suffer damages caused by third parties;

(v) Provide documents and information for installation of the PV System, provided that previously requested in writing by LESSOR pursuant to Section 14;

(vi) Help LESSOR’s to obtain the applicable authorizations and licenses for the installation of the PV System and implementation of actions that imply architectural or structural works or adaptations or that somehow involve civil engineering works;

5.4. LESSEE’s General Responsibilities. LESSEE undertakes to:

(i) Pay to LESSOR such compensation for the Equipment Lease as set forth in this AGREEMENT;

(ii) Abstain from modifying the several parameters defined by LESSOR, as well as from changing the settings of the PV System leased by LESSOR pursuant to this AGREEMENT;

(iii) Incorporate the Equipment to the Property insurance existing in the Establishment;

(iv) Allow free access and guarantee availability of the infrastructure of the shop to LESSOR’s employees and to its representatives’ employees and/or subcontractors to the Establishment, especially to LESSEE’s premises where LESSOR shall perform the Equipment monitoring and maintenance services and other requests inherent to the appropriate operation of the Equipment, pursuant to the O&M Agreement, provided that previously scheduled, and the employees shall be wearing the appropriate uniform and personal protective equipment - PPE and collective protective equipment - CPE and shall be accompanied by a person appointed by LESSEE.

(v) Prevent the intervention by non-authorized personnel in the Equipment;

(vi) Assume responsibility, if it is evidenced poor use of the Equipment on the part of LESSEE, for reimbursement of the damages and defects caused in the Equipment;

(vii) Provide a point of access to water and electricity according to the local standards as near as possible to the roof access so as to enable cleanup of the Photovoltaic System;

(viii) Provide a specific location for storage, which must be covered and with restricted access, to store the spare equipment and cleaning equipment of the Photovoltaic System. Such material will be provided by LESSOR or its subcontractors, except for the inputs described in Section 5.4(vii);

(ix) Directly or indirectly supervise the performance of the Subject Matter, and LESSOR shall facilitate such supervision, which will not reduce neither exempt LESSOR from the responsibilities assumed by it herein;

(x) Maintain the electric interconnection of the Equipment, as well as abstain from making any changes to the electric structure of the Establishment where the Equipment is located without notifying LESSOR at least ten (10) business days in advance; and

(xi) Not to sublease, in any event, in whole or in part, the Equipment.

6. RESPONSIBILITIES OF THE PARTIES

6.1 Performance of the AGREEMENT. The PARTIES will mutually cooperate for the efficient performance of this AGREEMENT. The PARTIES are fully aware that strict collaboration and effective communication are key to obtain the maximum performance from the PV System.

6.2. Indemnifications. Each PARTY will promptly indemnify and keep the other PARTY exempt in relation to any threat or risk, obligation or liability arising from its actions or omissions or that its employees, assistants or subcontractors linked to the Subject Matter and to the terms of this AGREEMENT.

7. RESPONSIBILITIES OVER EMPLOYEES, SUBCONTRACTORS AND INDEMNIFICATION.

7.1. Subcontracting and responsibility. LESSOR, in order to implement all or a part of the provisions of this AGREEMENT, may subcontract any individual or legal entity it wants, provided, however, that LESSOR will remain solely responsible before LESSEE for the correct performance of the AGREEMENT.

7.2. Responsibility for compliance. LESSOR will be the sole responsible for compliance with all obligations included in the agreements entered into with third parties, as well as for requiring compliance with all obligations imposed to subcontractors, including, among others, confidentiality, when applicable, compliance with the laws in force and liability. As a consequence, LESSOR will be responsible for all lawsuits and out-of-court demands related to non-compliance by subcontractors and will require from them all guarantees necessary for the development of the activities they develop. Similarly, LESSOR will keep LESSEE exempt from any complaint by subcontractors, guaranteeing its timely defense. Thus, LESSOR will be responsible before LESSEE for the acts, mistakes and omissions of its subcontractors and will not be exempted from complying with the AGREEMENT on such grounds.

7.3. Compliance with LESSEE’s rules. LESSOR shall cause all its employees and occasional subcontractors, if any, to: (i) comply with the rules established by LESSEE for the access to its premises, including in relation to their identification, appropriate clothing, and (ii) remain only at areas authorized by LESSEE.

7.4. Subcontractors’ complaints. LESSOR represents to LESSEE that, in the event a SUBCONTRACTED company protests any invoice in which LESSEE appears as drawee or sends a document, letter, notice or any form of communication permitted by law to the latter requiring payment as a result of LESSOR’s financial obligation, the latter will, as soon as informed about the facts by LESSEE, provide for normalization of the matter, whether before the registry office or directly with subcontractors, within up to five (5) business days, fully bearing costs and expenses resulting from such protest.

7.5. Subcontractors’ documentation. LESSOR, in addition, shall require from each subcontractor: (i) the insurance policies pertaining to the activity performed by the respective subcontractor, covering the regularity, quality of the activities and general civil liability and of third parties, as well as, (ii) proofs of payments of salaries, labor benefits, taxes and social security contributions, in accordance with LESSEE’s regulations. LESSOR will submit to LESSEE, whenever requested, a copy of the documents mentioned in this Section 7.5.

7.6. Control over employees and subcontractors. LESSOR shall submit to LESSEE, whenever requested, within seven (7) days as from the notice sent to LESSOR, (i) the list of its employees and/or SUBCONTRACTORS; as well as (ii) copies of the Debt Clearance Certificate issued by the Brazilian Social-Security Authority (CND-INSS), of the Guarantee Fund for Length of Service Regularity Certificate (CRF-FGTS) and of the Labor Debt Clearance Certificate (CNDT) - labor debts regarding employees and SUBCONTRACTORS in relation to the services, under penalty of suspension of payment of the Monthly Lease Price up to regularization of the situation at the discretion of LESSEE.

7.7. Insurance. LESSOR hereby represents that all its employees are insured against labor accidents and exempts LESSEE from any liability in relation to the payment of possible indemnifications arising from proceedings involving any accidents or infirmities/wounds connected with the services. LESSOR undertakes to comply with all labor rules related to cleanness, safety and health, especially in relation to the mandatory use of Collective Protective Equipment - CPE and Personal Protective Equipment - PPE of the people responsible for the provision of the services included in the Lease subject matter of this AGREEMENT.

7.8. LESSOR’S Responsibilities. LESSOR shall be civilly and criminally liable for the acts practiced by its professionals (employees, agents, representatives or contracted professionals/subcontractors) upon the provision of the services included in the Lease Subject Matter of this AGREEMENT. LESSOR is fully responsible for any damage caused to LESSEE or to third parties, taking out general civil liability insurance and employer’s liability insurance, on its own account, as well as for presenting its policies on time, duly accompanied by proof of payment of their premium, as well as the endorsements and the policy renewals or new policies, if applicable, and the respective proofs of payment.

7.9. No employment relationship with LESSEE. The PARTIES agree that this AGREEMENT will not create any employment relationship between LESSEE and LESSOR’s employees and contractors, directly or indirectly, and LESSOR will be exclusively responsible for all expenses with such employees arising from labor laws, as well as from social security laws and related to occupational accidents.

7.10. Lawsuits. LESSOR undertakes to assume any civil, labor, regulatory, social security, tax or occupational accident claims (from public or private agents) related to the scope of this AGREEMENT and filed against LESSEE in a lawsuit or administrative proceeding or by an out-of-court complaint by third parties. It shall spontaneously appear in court to request its inclusion in the proceeding and exclusion of LESSEE or, in the event of an out-of-court complaint by a third party, informing the third party about LESSEE’s absolute non-existence of liability. If LESSEE remains in the proceeding as a result of a denial of the request for its exclusion, it shall elect its attorneys to defend it, and LESSOR shall bear all respective expenses, such as fees of counsels, court costs and adverse judgments, which will also be applicable in the event of an out-of-court complaint by third parties.

7.11. Compliance with the Applicable Laws. LESSOR shall adopt all applicable measures for the subcontractor to undertake to comply with all obligations applicable thereto as a result of this AGREEMENT, such as confidentiality, compliance with laws in force, liability, among others, and LESSOR will be responsible for any default by subcontractor.

7.12. Labor Obligations. LESSOR undertakes to timely pay any charges, contributions and taxes, including those of a social security, social and labor nature, and any fees, burdens or charges of any nature resulting from the execution and performance of this AGREEMENT and the Subject Matter, and it shall assume and bear any complaints or claims filed by its employees or occasional subcontractors.

7.13. Reimbursement of expenses. LESSOR shall reimburse LESSEE for all incurred expenses (including, among others, adverse judgment, fine, penalty, costs and legal costs, fees of counsel, contractual fees, up to the amount provided for in the Table of the Brazilian Bar Association), for lawsuits related to the Subject Matter and filed by its employees and subcontractors against LESSEE. The reimbursement shall be made within seven (7) days from receipt of the notice sent by LESSEE declaring such amounts.

7.14. Lawsuits filed against LESSEE. If LESSOR fails to make the reimbursement pursuant to section 7.13 above within the established term, regardless of previous notice to LESSEE, and if it still leases the Equipment to LESSEE, the latter may retain a portion of the payments due to LESSOR, by way of security, limited to [***]%of the amount stated in the adverse judgment rendered by the trial court. Even in the event of an appeal, which may cause a reduction or increase as a result of calculations of the proceeding, change in decision or any other justifiable procedural incident. In the cases provided for in this AGREEMENT in which there occurs retention of the payments due to fault of LESSOR, the latter shall keep performing the Subject Matter pursuant to the terms and conditions of the AGREEMENT.

7.15. Normalization of payments by LESSEE. The retained amount shall be returned to LESSOR by LESSEE, duly adjusted by the IPCA or IGPM indexes (whatever is lower), as soon as LESSOR evidences exclusion of LESSEE from the dispute, the full compliance with the adverse judgment or compliance with a settlement with plaintiff/complainant dismissing the case.

7.16. Limitation to lawsuits filed against LESSEE. If the pending issues or the lawsuits or administrative proceedings filed against LESSEE exceed the number of ten (10) or achieve, in any number, an amount equal to or higher than the monthly amount to be paid by LESSEE to LESSOR, LESSEE may immediately terminate this AGREEMENT, occasion on which LESSEE may retain the amounts due in order to resolve the mentioned pending issues, without prejudice to court or out-of-court collection, if any, even after retention, outstanding debts or obligations.

7.17. Continuity. All obligations pursuant to this Section will survive even if LESSOR no longer has a relationship with LESSEE for any reason.

8. NON-COMPLIANCE WITH RESPONSIBILITIES

8.1. Omission and forbearance. Omission or forbearance upon requiring compliance with any terms or conditions of this AGREEMENT or upon exercising rights arising herefrom will not constitute a waiver, novation or any procedure that may justify a violation of a contractual section, neither will it damage the PARTIES’ right to require them or to exercise them at any time.

8.2. Action in the event of LESSOR’s non-compliance with responsibilities. If LESSEE understands that LESSOR has failed to comply with any of its obligations pursuant to this AGREEMENT, the PARTIES agree that it will be upon LESSEE to send a notice to LESSOR informing, with justifications, the referred to non-compliance pursuant to Section 14.

8.3. Term for compliance by LESSOR. If such non-compliance is not cured within one hundred and twenty (120) days counted from the receipt, by LESSOR, of the referred to non-compliance notice, LESSEE may not retain credits of LESSOR, since there will be no interruption to this AGREEMENT.

8.4. Renewal of action in the event of LESSOR’s non-compliance with responsibilities. If it is not cured within the term specified in Section 8.3 above, LESSEE shall send a new notice to LESSOR communicating LESSOR about such failure to meet the first notice.

8.5. Maintenance of the contractual responsibilities. For one hundred and twenty (120) days from the receipt by LESSOR of the non-compliance notice as established in Section 8.3 above and until the non-compliance is cured, LESSOR may not, under any event, suspend the service provision or protest any collection document corresponding to the retained installments, under penalty of responding for the losses and damages caused by it.

9. PRICE AND PAYMENT METHOD

9.1. Monthly Lease Price. The Monthly Lease Price is defined in Section 1.

9.2. Payment Methods.

(i) Beginning of effectiveness of payments. LESSEE will pay to LESSOR, on a monthly basis, the Monthly Lease Price during the Lease Term counted from the first day of the month after the Commissioning Date, as established in Annex B.

(ii) First measurement. The first invoice of the Monthly Lease Price will be prepared by LESSOR and will make reference to the proportional price of the current month (the period from the Commissioning Date to the end of the current month). For the subsequent months, it will make reference to the then current month.

(iii) Payment method. LESSEE will pay LESSOR by bank transfer to the current account stated in Annex E, and the proof of deposit or transfer will serve as receipt and proof of payment.

(iv) Payments. LESSEE will pay LESSOR, on a monthly basis, the Monthly Lease Price every twentieth (20th) day of the month (or on the 1st business day after such date) by presenting the invoice and other documents that may be required by LESSEE, such as reports of services included in the Lease, proof of compliance with obligations, among others.

(v) Billing. LESSOR will issue the invoice of the Monthly Lease Price and send it to LESSEE to the address indicated below, up to the tenth (10th) business day of the subsequent month, and maturity will be extended for as many days as the days of delay in issuing the invoice, and no penalty or burden will be applicable to LESSEE in the exclusive event of the invoice being issued at a date later than the referred to date. The PARTIES agree that, if the maturity date falls on weekends, holidays or days on which banks are closed in the city where LESSEE’s principal place of business is located, the maturity date will be automatically postponed to the following business day without any type of burden or penalty.

SENDAS DISTRIBUIDORA S/A. (LOJA 0071 - ASSAÍ Londrina)

Subject: Agreement No. FV-ASS-CLE-0071

Address: Av. Aricanduva, 5.555, Vila Matilde, São Paulo - SP

Phone Number: (11) 3411-5246

CNPJ/MF No.: 06.057.223/0001-71

State Enrollment: 10685373-2

(vi) Invoice rectification. If LESSEE identifies any discrepancies in the tax invoices, invoices and/or the documents submitted by LESSOR, as mentioned in Section 9.2(v) above, in relation to its internal controls, LESSEE will return the documents and the invoice to LESSOR so that the latter may provide for the necessary rectifications and issue a new invoice as a replacement. In this event, the indicated term for payment will be extended for the subsequent month.

(vii) Tax deduction. LESSEE will deduct, from the payment due to LESSOR as a consequence of the performance of the subject matter, the installment related to charges, contributions and taxes for which LESSOR is responsible, the deduction at source of which is mandatory.

9.3. Amendment to Laws and Regulations.

9.3.1. In the event of an amendment to the Laws and Regulations applicable to this AGREEMENT that modifies the term for readjustment to be performed for less than twelve (12) months, the price readjustment will happen within the new term provided for by the Laws and Regulations. If the Laws and Regulations do not state anything regarding periodicity, the readjustment will be made within the term agreed upon between the PARTIES, being applicable on a pro rata temporis basis. If the readjustment index is extinguished, ceases to be published or if its use becomes prohibited and the Laws and Regulations do not designate another index to replace it, the PARTIES will agree, within thirty (30) days counted from the date of the event, upon another index or parameter that appropriately reflects the price variation of the AGREEMENT as the index would do, or as near as possible. If the PARTIES fail to reach an agreement within such term, they will seek an external consultant to better define the periodicity of the adjustment.

9.3.2. The Lease Price of Year n will be proportional and appropriately increased in the event of any amendment to the Laws and Regulations during the term of this AGREEMENT, including, among others, the creation, amendment, or increase of any tax that causes any direct negative impact on the Lease Price of Year n or in the Lease Price of Year 1, and, as a consequence, in the Monthly Lease Price originally agreed upon.

9.4 Costs, Taxes and Expenses. The PARTIES agree that each one of them is responsible for its own costs, expenses and taxes related to the payments established herein, in accordance with the applicable laws.

9.5. Forbearance. If LESSOR fails to collect the notified amounts within the term established above, this fact shall be considered as mere forbearance and not, in any event, a novation or reduction of any debt. The possibility of recovery in the future is then preserved, at the time which best fits LESSOR.

9.6. Payment issues resolution. The PARTIES agree that, in the event of any dispute in relation to any payment provided for herein, LESSEE shall timely pay any amount not subject to dispute pursuant to the provisions of this AGREEMENT. Receipt by LESSOR of any amount will not exempt LESSEE from paying the whole amount under dispute. The PARTIES shall make their best commercial efforts to solve any dispute on an amicable basis within thirty (30) days from receipt of a dispute notice sent by the other PARTY pursuant to Section 15.

9.7. Adjustment in the Lease Price of Year n (LPi). The PARTIES agree that the Lease Price of Year n shall be adjusted for inflation on an annual basis by the IGP-M variation (General Market Price Index) disclosed by Getulio Vargas Foundation or by another index that may replace it in the future, always within the shortest periodicity permitted by law, calculated according to Annex C.

9.7.1. Annual regularization of the Lease Price of Year n (LPi). The PARTIES agree that the Lease Price of Year n will be subject to a Rent Adjustment, which will be calculated each year in order to take into consideration the plant availability according to Annexes C and D.

9.8. Limitation to the enjoyment of bonds. LESSOR may not issue negotiable instruments and/or protest notes receivable from LESSEE.

9.9. Payment delay by LESSEE. Failure to make any payment within the term established herein, except for the provisions of Sections 9.2(v) and 9.2(vi), will subject LESSEE to payment of a non-compensatory fine of [***]%of the principal, plus interest for late payment of [***]%per month, pro rata die. There will be no other penalty or payment due as a result of a delay in paying the invoice.

10. REAL ESTATE PROPERTY TRANSFER

10.1. Real Estate Property Transfer. If LESSEE intends to transfer the ownership or possession of the Real Estate Property (including, among others, through sale, lease and surface interest) where the Establishment is located (“Transfer”) to a third party (including, among others, an Affiliate) (“Acquirer”), LESSEE undertakes to practice one of the following acts before LESSOR upon performing the Transfer under the condition that the Acquirer shall assume all rights and obligations of LESSEE under the same terms of this AGREEMENT. LESSEE will provide LESSOR with Acquirer’s detailed financial balance and the list of all transferred assets, so LESSEE undertakes to expressly state in the instrument formalizing the Transfer that:

(a) concurrent with the execution of the instrument formalizing the Transfer, Acquirer shall execute the instrument of assignment of the contractual position of this AGREEMENT, which shall remain in force under its same terms and conditions; and

(b) Acquirer will comply with any LESSEE’s obligation pending compliance on the date of Transfer, including, among others, the payment of any amounts due by LESSEE to LESSOR and the remaining monthly payments corresponding to the Monthly Lease Price, as well as indemnification for termination which have not been paid.

10.2. If the Real Estate Property is transferred, but (i) the Acquirer refuses to assume the obligations established in Section 10.1 above, or (ii) LESSOR considers that the Acquirer is not financially reliable in order to assume LESSEE’s contractual position, LESSEE undertakes to terminate the AGREEMENT early, as provided for in Section 11.1(ii)(d), and, as a consequence, make all payments and adopt all necessary measures established in Section 11.

11. TERMINATION OF THE LEASE

11.1. Events of Early Termination: This AGREEMENT is entered into on an irrevocable basis and may be terminated before the end of the Lease Term under the following circumstances and upon notice:

(i) Early Termination by LESSOR. LESSOR may early terminate this AGREEMENT by means of notice sent to LESSEE pursuant to Section 14 of this AGREEMENT, in the following events:

(a) In the event of LESSEE’s adjudication of bankruptcy, request for court-supervised or out-of-court reorganization, dissolution or winding up;

(b) In the event of default of the obligations provided for herein or in the O&M Agreement on the part of LESSEE and not cured within sixty (60) days from the receipt, by LESSEE, of the notice sent by LESSOR; and

(c) Due to Acts of God or Force Majeure, pursuant to Section 17.8 below, that renders unfeasible, on a permanent basis, the performance of the AGREEMENT by LESSOR.

(ii) Early Termination by LESSEE. LESSEE may terminate this AGREEMENT early by means of a notice sent to LESSOR pursuant to this AGREEMENT (Section 15) in the following events:

(a) In the event of LESSOR’s adjudication of bankruptcy, request for court-supervised or out-of-court reorganization, dissolution or winding up;

(b) In the event of default of the obligations provided for herein or in the O&M Agreement on the part of LESSOR and not cured within one hundred and twenty (120) days provided for in Section 8.3. After which, the PARTIES must meet within ten (10) business days to enter into a mutual agreement for resolution of the default identified by LESSEE. If the PARTIES fail to reach an agreement, LESSEE may terminate the AGREEMENT early; and

(c) Due to Acts of God or Force Majeure, pursuant to Section 17.8 below, that renders unfeasible, on a permanent basis, LESSOR’s compliance with this AGREEMENT; and

(d) In the event provided for in Section 10.2, upon notice sent to LESSOR one hundred and eighty (180) days in advance of the date on which LESSEE intends to terminate this AGREEMENT.

11.2. The PARTIES agree that this AGREEMENT will remain in force regardless of LESSEE and/or any of its direct or indirect affiliates, subsidiaries or controlling companies being subject to change of controlling interest or any merger, consolidation, spin-off, transformation or another corporate restructuring.

11.3 Payment of indemnification for termination. In the event of early termination pursuant to Sections 11.1(i)(b) and 11.1(ii)(d) above, and in view of the provisions of Recital 8, LESSEE must pay the Early Termination Fee.

12. CONSEQUENCES OF EARLY TERMINATION ON THE PHOTOVOLTAIC SYSTEM.

12.1. Equipment demobilization. In the event of early termination pursuant to Sections 11.1(i)(b) (default by LESSEE), 11.1(ii)(b) (default by LESSOR) or 11.1(ii)(d) (transfer of Real Estate Property), after payment of the Early Termination Fee by LESSEE pursuant to Section 11 above, the PARTIES will negotiate the removal of the Equipment from the Establishment.

12.2. Event of delivery of the shop by LESSEE. In the event of delivery of the shop by LESSEE, the term for removal of the Equipment shall follow the demobilization schedule of the shop, and such demobilization will be performed at LESSOR’s cost.

13. EXEMPTION OF LIABILITY.

13.1. For clarification purposes, it is hereby declared that, in any event of termination of this AGREEMENT pursuant to Sections 11.1(i)(a), 11.1(i)(c), 11.1(ii)(a) and 11.1 (ii)(c), none of the PARTIES will be subject to payment of any fine or penalty to the other PARTY.

14. NOTICES

14.1. Notice. For any notice between the PARTIES to be valid, it shall be sent through the corresponding interlocutors to the commercial addresses indicated below, unless the PARTY provides a new address at least five (5) days before the date of change of address:

LESSOR:

Attn.: Pierre-Yves Mourgue

Email: [***]

Address: Rua Capitão Pinto Ferreira, 187, Jardim Paulista, São Paulo - SP

LESSEE:

Attn.: Fernando Martinez Basílio

Email: [***]

Address: Av. Aricanduva, 5.555, Vila Matilde, São Paulo - SP

14.2. Receipt of the notice. Notices will be deemed received: (i) on the business day following receipt, in the event of delivery in person; (ii) on the business day following receipt by certified mail or similar service, with notice of receipt; and/or (iii) on the subsequent business day, if sent by facsimile or e-mail, provided that the receiving device issues a receipt confirmation to the sending device or that there are other satisfactory means of proof that the message has been received.

14.3. Conditions for communication. In order for them to be effective, all communications, authorizations, requests, notices, challenges, consents, approvals, delegations or information exchanged between the PARTIES within the scope of this AGREEMENT shall be made in writing, with proof of receipt by the other PARTY.

14.4. Change of interlocutor. The PARTIES undertake to communicate any change of interlocutor to the other PARTY.

14.5. Communications and approvals - Lease. The interlocutors of the PARTIES are duly authorized to bind each of the PARTIES in relation to the decision they make regarding the performance of this AGREEMENT. The interlocutors will be the following people:

●	LESSOR: [***]
●	LESSEE: [***]

15. EXCLUSIVITY

15.1. Exclusivity granted to LESSOR for the implementation of the PV System. While this AGREEMENT remains in force, LESSEE will abstain from entering into any similar agreements or other equivalent agreements in relation to the Establishment with any other company other than LESSOR or one of its Affiliates.

16. REPRESENTATIONS AND WARRANTIES.

16.1. LESSOR’s Representations and Warranties. LESSOR hereby represents and warrants to LESSEE that:

(i) It is a duly organized and validly existing company, and it has the legal authority to possess its assets and properties and conduct its businesses;

(ii) It has the unrestricted capacity, powers and authorizations to execute this AGREEMENT and comply with the obligations herein established, as well as to consummate the operations contained herein.

(iii) It performs its activities in full compliance with the laws in force and has all approvals, licenses, permits and/or authorizations necessary for such;

(iv) It adopts the actions necessary for the preservation of the environment, exercising the activities on a sustainable basis and abiding by all applicable environmental standards at federal, state or municipal levels;

(v) It strictly complies with the Brazilian Child and Adolescent Statute (Law No. 8069/90) and other prevailing legal and/or regulatory standards, and it does not employ child labor, or persons younger than 18 years old, including minor apprentices, in places that are harmful to their growth, physical, psychic, moral and social development, as well as in places and services that are dangerous or hazardous, during times that do not allow them to attend school and, also, at night (between 10 pm and 5 am), and does not maintain a business agreement or any other agreement with any companies that use, explore or employ child labor or people younger than 18 years old in breach of the law;

(vi) It does not and will not explore any form of degrading work or work similar to slavery, in compliance with the Universal Declaration of Human Rights, as well as Conventions No. 29 and 105 of the International Labor Organization (ILO), the ILO Declaration on Fundamental Principles and Rights at Work, and the American Convention on Human Rights;

(vii) It does not use discriminatory practices restraining the access to the employment relationship or the maintenance thereof, as a result of gender, origin, race, skin color, physical condition, religion, marital status, family status, or any other condition;

(viii) Its working environment does not pose risks to employees’ physical integrity or health, constantly applying practices aiming at reducing accidents and improving its employees’ labor conditions. In its working environment, employees have access to drinking water, clean toilets in an appropriate number, appropriate ventilation, emergency exits, appropriate lighting and safety conditions; and

(ix) It does not hire third parties that do not exercise their activities in compliance with the practices mentioned above.

(x) LESSOR warrants that it has an appropriate personal data protection policy in place, compatible with all the applicable laws and LESSEE’s needs, including, among others, the adoption of the appropriate administrative, technical and physical safeguards to protect the personal data against: reasonably anticipated threats or risks to privacy, integrity and/or confidentiality of personal data; accidental or illicit destruction or loss of, amendment or disclosure or unauthorized access to personal data (including, among others, when the treatment involves the transfer of the personal data through a network); all the other illegal forms of treatment of personal data; safety or privacy incidents.

In compliance with the principle of contractual good faith, LESSOR warrants that it will not, directly or indirectly, offer, give, make, promise, pay or authorize payment, in cash, gifts of any kind or anything of value, in kind or not, resulting from this AGREEMENT, to a national or foreign government official and/or his/her advisors, acting on a transitory basis and/or without compensation, at any level or instance, as well as political parties, regulatory agencies, diplomatic representations, quasi-governmental entities, government-owned or controlled companies, or employee of any public or private international organization. Every possible interaction of any nature with any of the agents mentioned above must occur only under the terms of this AGREEMENT, always with the previous and express consent of LESSEE, under penalty of the applicable legal and contractual penalties. Any information related to this section may be communicated by LESSOR to LESSEE through its ombudsman channel, number 0800 55 5711 or e-mail ligação@gpabr.com.

16.2. PARTIES’ Representations and Warranties. This AGREEMENT was executed in accordance with the contractual good-faith principle, with no defect of consent. Thus, the PARTIES represent, for all legal effects and purposes, that: (i) they had previous knowledge of the contents of this instrument and perfectly understood all obligations and risks included herein; (ii) they agree with all terms and conditions of this Instrument; (iii) they are duly represented pursuant to its respective organizational documents and have the authorizations, powers and capacity to assume the obligations provided for in this AGREEMENT; and (iv) the obligations assumed herein are not in conflict with other obligations previously assumed by them in other private or public instruments, or arising from court and/or administrative order or notice.

17. MISCELLANEOUS

17.1. Entire Agreement. The AGREEMENT expresses the entire agreement between the PARTIES in relation to its Subject Matter.

17.2. Amendments. Any changes to the AGREEMENT, whether material or not, shall be subject to an amendment duly executed by both PARTIES.

17.3. Prevalence and priority. In the event of contradiction, it is hereby expressly agreed upon that the AGREEMENT and/or its occasional future amendments will prevail over its Annexes.

17.4. Limitation of Liability. LESSOR will be rendered liable for direct damages, with the exclusion of indirect damages, suffered by LESSEE due to LESSOR’s violation of any of its contractual obligations. The limitation of liability will be [***]% of the Lease Price of Year n.

17.5. Change to Control. This AGREEMENT will be kept in force if LESSEE and/or any of its direct or indirect affiliates, subsidiaries or controlling companies are subject to changes of controlling interest or any merger, consolidation, spin-off, transformation or another corporate restructuring.

17.6. Assignment to an Affiliate. The PARTIES may assign all or a part of their rights and obligations to an Affiliate upon communication to the other PARTY.

17.7. Assignment of this AGREEMENT. LESSOR may assign to third parties any current or future credit rights resulting from the Rent Amount under its title, including to investment funds and financial institutions, upon communication to LESSEE. LESSEE may not assign any rights and/or obligations of this Agreement without the previous written consent by LESSOR.

17.8. Act of God or Force Majeure. Act of God or Force Majeure, strictly pursuant to section 393 and its sole paragraph of the Brazilian Civil Code, is any event or circumstance that adversely and materially affects any of the PARTIES and that simultaneously meets the following criteria:

(i) Its occurrence is beyond the affected PARTY’s control;

(ii) The affected PARTY is not directly or indirectly responsible for its occurrence;

(iii) The acts of the affected PARTY, although diligent and in due time, were not sufficient to prevent or minimize the effects of the occurrence of Act of God or Force Majeure; and

(iv) Its occurrence directly affects or prevents compliance, by the affected PARTY, with one or more obligations set forth in this AGREEMENT.

17.8.1. Non-affected Obligations. No Act of God or Force Majeure will exempt the PARTIES from any of their obligations due previous to the occurrence of the respective event or that have been constituted before it, although required during or after the event of Act of God or Force Majeure.

17.8.2. Effects of this AGREEMENT. Upon the occurrence of Acts of God or Force Majeure, the PARTIES, while the effects arising from such event last, will be exempted from complying with the contractual obligations directly affected by the Act of God or Force Majeure, characterized pursuant to this AGREEMENT, as well as exempted from any liability for the failure or delay to comply with the obligations directly attributable to the Act of God or Force Majeure.

17.9. Ownership. The title and all rights on the Subject Matter, such as reports, projects, brands, patents, licenses, designs and technical documentation will belong exclusively to LESSOR or to whomever LESSOR appoints.

17.10. Confidentiality. The PARTIES recognize that the AGREEMENT, any document delivered to them by the other PARTY for the execution and/or performance of the AGREEMENT, as well as every information regarding any of the companies to which they have access due to the execution and/or performance of the AGREEMENT shall be confidential. The PARTIES will keep under secrecy every information of confidential nature and will adopt all measures necessary for their employees, their contractors’ employees and suppliers and any other external agents to know and respect the confidentiality obligation agreed upon herein.

17.10.1. The PARTIES will use the information only to achieve the purposes of this AGREEMENT and will not use it for other purposes without the other PARTY’s previous and express authorization.

17.10.2. Such secrecy obligation is not applicable to information that: (i) was of public domain at the time of its disclosure or obtainment; (ii) becomes of public domain after its disclosure or obtainment, except if by means of violation of this AGREEMENT or tort practiced by the PARTY, its officers, employees or occasional subcontractors; or (iii) is lawfully obtained by the PARTY from third parties, with no violation of this AGREEMENT or of any confidentiality obligations in relation to the other PARTY.

17.10.3. LESSOR shall not use, at whatever title, the corporate name of LESSEE and/or its affiliates, subsidiaries and/or controlling companies, as well as their brands and other distinctive signs without their express authorization.

17.10. 4. LESSOR shall respect third-party rights, such as intellectual property rights, commercial and industry secrets, right to image, right to honor, right to privacy, among others, and LESSOR is individually liable for any violation of such rights.

17.10.5. Effectiveness of confidentiality. It is hereby expressly stipulated by the PARTIES that this Section will remain effective for a two-(2-) year period after termination of this AGREEMENT.

17.10.6. Applicability of the confidentiality obligation. The confidentiality obligation is not applicable to information that: (i) is under the PARTIES’ possession before the execution of this AGREEMENT, whenever they may evidence that they have obtained it by themselves or through third parties not related to the other PARTY; (ii) is or become known to the public during the performance of this AGREEMENT not due to an action or omission of any of the PARTIES and/or contracted employees (including employees and contractors); and (iii) is required by a public agency or court order within proceedings filed by it. The requested PARTY shall immediately inform the other PARTY about such requirement, so that the latter may adopt the measures to reverse the order or, if it is not possible, the receiving PARTY shall provide only a minimal portion as necessary for compliance with the requirement.

17.11. Dispute Resolution. In the event of any dispute or conflict related to the validity, performance, construction or enforcement of this AGREEMENT or of any of its provisions that may not be resolved on an amicable basis by the PARTIES within thirty (30) days (except for another term agreed upon between the PARTIES), the PARTIES will submit the dispute to the jurisdiction of the Judicial District of the Capital City of the State of São Paulo to settle occasional doubts arising from this AGREEMENT, with the exclusion of any other, however privileged it may be. This AGREEMENT shall be governed by the laws of the Federative Republic of Brazil.

17.12. Validity of the sections of this AGREEMENT. If any of the sections of this AGREEMENT is deemed null, subject to annulment or ineffective by any Laws and Regulations, it shall be deemed as it had not been written and, to the extent legally possible, replaced with another provision agreed upon between the PARTIES. The other contractual provisions not affected by the legal prohibition shall remain in full force and effect.

In witness whereof, the PARTIES execute this AGREEMENT in two (2) counterparts of equal form and content in the presence of the two (2) witnesses subscribed below, so that it may produce its legal effects.

São Paulo, April 29, 2019.

BY LESSEE:

(sgd)	(sgd)
Name: Belmiro Gomes	Name: Pierre-Yves Mourgue
Title: General Officer - Assaí Atacadista	Title: Chief Executive Officer

BY LESSOR:

(sgd)

Name: Anderson Barres Castilho

Title: Chief Operating Officer - Assaí Atacadista

WITNESSES:

(sgd)	(sgd)
Name: Noemie Gogol	Name: Lucas Attademo
Identity Card (RG) and Individual Taxpayer ID (CPF): 237847558-60	Identity Card (RG) and Individual Taxpayer ID (CPF): 107 946 217 16
Operations